EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Icahn Enterprise L.P. and Icahn Enterprises Holdings L.P. joint report on Form 10-K for the year ended December 31, 2012 and the incorporation by reference in the registration statement (No. 333‑158705) on Form S‑3 of Icahn Enterprise L.P. of our reports dated March 14, 2013, with respect to the consolidated balance sheet of CVR Energy, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the period from May 5, 2012 to December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012.

/s/KPMG LLP

Houston, Texas
March 14, 2013